Exhibit 99.1

CONSENT OF DIRECTOR ELECT

     I hereby consent to being named in the Registration Statement on Form S-1 of CABG Medical, Inc., a Minnesota corporation (“CABG”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director elect of CABG, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.

Dated: July 22, 2004

/s/ Arch C. Smith
Arch C. Smith